EXHIBIT 99.1

For Immediate Release:

Media Contact:

HealthStream, Inc.
Mollie Condra, Ph.D.
Vice President, Investor Relations & Communications
615) 301-3237
Mollie.condra@healthstream.com

HealthStream Expands Senior Leadership

Veteran healthcare technology sales executive Tom Schultz joins as new SVP, sales; Michael
Sousa, SVP, selected to lead key business development initiatives

Nashville, Tenn. (June 17, 2014) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research / patient experience solutions for the healthcare industry, today announced that Thomas (“Tom”) Schultz has been hired to serve as senior vice president (“SVP”), sales. As a dynamic industry veteran, Tom brings extensive experience in technology solutions for the healthcare workforce. Concurrently, Michael Sousa—who previously served as SVP, sales, achieving unparalleled success in growing revenues—has been selected to serve as SVP, business development. The Company’s senior leadership is deepened and expanded by both of these roles as they are filled by seasoned executives with the skills, experience, and industry visibility to advance HealthStream’s growth.

Tom Schultz, with 26 years of healthcare technology experience, comes most recently from Infor, Inc., where he was vice president of their healthcare business unit. In this role, Tom was responsible for healthcare solution sales. His work in that position began 16 years ago at Lawson Software (which was acquired by Infor in 2011) where he became the senior sales executive for the healthcare vertical, focused on selling integrated enterprise-level applications in human capital management, HRIS, analytics, clinical integration, financial management, and supply chain. Under Tom’s leadership, tremendous revenue growth was achieved, along with record-setting gains in their healthcare customer base.

In his new role as SVP, sales, Tom Schultz will be responsible for continuing to drive revenue growth and market share for HealthStream. His hands-on experience and keen understanding of healthcare organizations’ workforce and talent management needs makes Tom particularly qualified to further drive the Company’s growth. HealthStream contracted approximately 1.7 million new subscribers to its market-leading workforce development platform in the four-year period from 2009 to 2013 alone, bringing the total number of subscribers on our platform to approximately 3.85 million. Moreover, a couple of our talent management applications on our platform, the Competency Center and Performance Center, are both rapidly gaining momentum—having just added 50,000 subscribers last quarter. There is significant opportunity to further expand many of HealthStream’s most sought-after solutions—as they’re used by healthcare organizations to meet compliance requirements, improve patients’ experiences, increase resuscitation rates, and streamline competency and performance management.

“The timing couldn’t be better; the innovative solutions that HealthStream offers to assess and develop the healthcare workforce are urgently needed—and I am excited to lead their efforts to deliver them to healthcare organizations,” said Tom Schultz. “My experience in leading global sales teams will be well utilized as I step in to drive HealthStream’s growth strategy. I look forward to working with this robust team to build on the market success that they have achieved so far.”

As HealthStream’s customer base has experienced significant growth, the Company has, concurrently, grown its eco-system of applications and partners. The growth of HealthStream’s eco-system brings opportunities to develop new products, penetrate new markets, leverage our network and data, invest in new technologies and/or acquisitions, and create new revenue streams for the Company. HealthStream has chosen Michael Sousa to explore and lead such opportunities as SVP, business development.

During his 10-year tenure at Healthstream, Michael has provided executive-level leadership for sales strategy, new business acquisition, and revenue growth. He oversaw the design, launch, and growth of our HealthStream Strategic Accounts Program and HealthStream Professional Services, two successful initiatives. Further, he reengineered the HealthStream sales teams into an integrated, high-performing sales organization, increasing annual sales performance by 238 percent from 2009 to 2013. Prior to HealthStream, Michael held several consulting positions, including associate partner for IBM Business Consulting Services’ healthcare practice and managing consultant for PWC Consulting’s e-learning practice. His extensive knowledge of the healthcare industry, innovative uses of technology to create new solutions, and proven experience in building and leading high performing sales teams make him uniquely qualified to prioritize and launch new revenue-generating initiatives for the Company.

“Great people are necessary for a great company—and, therefore, I’m excited to expand our executive team with Tom Schultz as our SVP, sales and Michael Sousa in his new role as SVP, business development,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Our team is energized and strengthened by these two executives and the leadership they bring to the Company. Both are industry pros and I look forward to their leadership on our executive team.”

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately 3.85 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s statements regarding the acquisition of HCCS are subject to risks associated with the integration of its operations and the Company’s updated financial outlook for 2014, while presented with numerical specificity, includes forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.